Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Permian Resources Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.0001 per share	Other	2,468,560	$13.69	$33,794,587	0.00014760	$4,989

Total Offering Amounts					$33,794,587		$4,989

Total Fee Offsets							—

Net Fee Due							$4,989

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall be deemed to cover any additional shares of Class A Common Stock, par value $0.0001 per share, of the Registrant (“Common Stock”) that may from time to time be offered or issued pursuant to the Permian Resources Corporation 2023 Long Term Incentive Plan, as amended or restated from time to time (the “Plan”) by reason of stock splits, stock dividends or similar transactions.

(2)	Consists of shares of Common Stock issuable under the terms of the Plan.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act based on the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on November 7, 2023.